Exhibit 5.2

[ALLIANT TECHSYSTEMS INC.’S LETTERHEAD]

March 2, 2006

Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436

Ladies and Gentlemen:

I am Vice President and General Counsel for Alliant Techsystems Inc., a Delaware corporation (the “Company”), and have advised the Company in connection the Registration Statement on Form S-3 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2006, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of the following securities (the “Securities”): (i) debt securities (“Debt Securities”); (ii) shares of common stock, par value $0.01 per share; (iii) one or more series of shares of preferred stock, par value $1.00 per share (“Preferred Stock”); (iv) depositary shares consisting of Preferred Stock; and (v) guarantees of the Debt Securities (each, a “Subsidiary Guarantee”) by certain subsidiaries (the “Subsidiary Guarantors”) of the Company, including Federal Cartridge Company, a Minnesota corporation (“Federal Cartridge”).

I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to (x) the assumptions stated and in reliance on statements of fact contained in the documents that I have examined and (y) completion of all corporate action required to be taken by the Company and Federal Cartridge to duly authorize each proposed issuance of Securities, I am of the opinion that:

1.               Federal Cartridge is a validly existing corporation in good standing under the laws of Minnesota and has all requisite corporate authority to execute, deliver and perform its obligations under the Subsidiary Guarantee of Federal Cartridge (the “Federal Cartridge Guarantee”).

2.               The execution and delivery of the Federal Cartridge Guarantee by Federal Cartridge and performance of its obligations thereunder do not violate any law or regulation of the State of Minnesota applicable to Federal Cartridge.

My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the present laws of the State of Minnesota and the facts as they presently exist. I express no opinion with respect to the laws of any other jurisdiction and assume no obligation to revise or supplement this opinion in the event of future changes in the laws of the State of Minnesota.

I consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement, and I further consent to the use of my name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Subject to all of the limitations, qualifications and assumptions set forth herein, Gibson, Dunn & Crutcher LLP is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Keith D. Ross